Touchstone Resources USA Inc. Board Compensation Policy
                          As Adopted November 29, 2005

Compensation for non employee directors only

Upon joining the Board:

      Stock options to purchase 100,000 shares of common stock will be granted on the date of joining the board. Exercise price shall be the closing price of the common stock on the date of grant. Options shall vest in full one year from date of grant.

Annual Stipend:

      Chair of Audit Committee - $55,000
      All others - $40,000
      Plus stock options to purchase that number of shares of common stock equal to annual stipend which shall be granted annually at year-end. Exercise price shall be the closing price of the common stock on the last trading day of the year. Options shall be fully vested upon issuance. Amount of cash fee payable and number of options issuable for partial year of service shall be applied pro-rata.

Meeting Payments:

$1,250 per full board meeting
$1,250 additional for committee chair per committee meeting
$750 additional for committee member (non-chair) per committee meeting